Exhibit 16.1

September 25, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of Item 4.01 of Form 8-K for the event that occurred on September 23, 2013, to be filed by our former clients, Prosper Marketplace, Inc. and Prosper Funding LLC. We are in agreement with the statements made in Item 4.01 with respect to information provided regarding OUM & Co. LLP. We have no basis to agree or disagree with other statements of the registrants contained therein.

/s/ OUM & Co. LLP